Exhibit 10.29

2008 AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This 2008 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of the 13th day of November, 2008, (the “Effective Date”), by and among BB&T CORPORATION, a North Carolina corporation (“BB&T”), BRANCH BANKING AND TRUST COMPANY, a North Carolina chartered commercial bank (“BBTC”), and CHARLES LEON WILSON, III, an individual (“Executive”). BB&T and BBTC are collectively referred to as the “Employer”.

RECITALS

WHEREAS, Employer and their Affiliates are engaged in the banking and financial services business; and

WHEREAS, Executive is experienced in, and knowledgeable concerning, the material aspects of such business; and

WHEREAS, Executive is presently employed as a Senior Executive Vice President of BB&T and BBTC pursuant to the terms of an employment agreement dated as of April 25, 2002, effective as of January 1, 2002 (the “Predecessor Agreement”); and

WHEREAS, Employer and Executive desire to amend the Predecessor Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder; and

WHEREAS, Employer and Executive also desire to amend the Predecessor Agreement to comply with the executive compensation requirements of the United States Department of the Treasury’s (“Treasury”) Capital Purchase Program (“CPP”) under Treasury’s Troubled Assets Relief Program (“TARP”) established by Treasury pursuant to the Emergency Economic Stabilization Act of 2008 as implemented by guidance and/or regulations issued by Treasury (“EESA”) in anticipation of Employer entering into a securities purchase agreement with Treasury; and

WHEREAS, BB&T, BBTC and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.	EMPLOYMENT TERMS AND DUTIES.

1.1 EMPLOYMENT. Employer hereby employs Executive, and Executive hereby accepts employment by Employer commencing on the Effective Date, upon the terms and conditions set forth in this Agreement. Executive agrees to serve as (i) an employee of Employer and as an employee of one or more of Employer’s Affiliates; (ii) on such committees and task forces of the Employer (including, without limitation, BB&T’s Executive Management Team), as Executive may be appointed from time to time; and (iii) as a member of the Board of Directors of BB&T and/or BBTC as Executive may be appointed from time to time. Notwithstanding the foregoing, in no event shall the failure to appoint or reappoint Executive to any committee or task force or Board of Directors be considered or treated either as a breach of this Agreement by the Employer or as a termination of Executive’s employment.

1.2 DUTIES. Executive shall serve as a Senior Executive Vice President of BB&T and BBTC, and shall report to the Chief Operating Officer of Employer. Executive shall have the authority, and perform the duties customarily associated with Executive’s title together with such additional duties of an executive nature as may from time to time be reasonably assigned by the Chief Operating Officer of Employer or Employer’s Boards of Directors. Executive shall devote all of Executive’s business time, attention, knowledge and skills solely to the business and interests of Employer and their Affiliates and shall not be otherwise employed. Executive shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time including, without limitation, conflict of interest policies. Employer and their Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Executive, and Executive shall not, during the Term, become interested, directly or indirectly, in any manner, as a partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to the business of Employer and their Affiliates. Nothing contained herein shall be deemed, however, to prevent or limit the right of Executive to invest in a business similar to the business of Employer and their Affiliates if such investment is limited to less than one (1) percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

1.3 TERM. Subject to the provisions of Section 1.6 below, unless extended or shortened as provided in this Agreement, the term of employment of Executive under this Agreement shall commence on the Effective Date, and shall continue until the expiration of a period of thirty-six (36) consecutive months immediately following the Effective Date (the “Term”). As of the first day of each calendar month commencing December 1, 2008, this Agreement and Executive’s employment hereunder, shall be automatically extended (without any further action of or by Employer or Executive) for an additional successive calendar month; provided, however, that on any one month anniversary date, either Employer or Executive may serve notice to the other parties to fix the Term to a definite thirty-six (36) month period from the date of such notice and no further automatic extensions shall occur. Notwithstanding the foregoing, the Term shall not be extended beyond the first day of the calendar month next following the date on which Executive attains age sixty-five (65). The Term as it may be extended pursuant to this Section 1.3, or, as it may be shortened in accordance with Section 1.6, is hereinafter referred to as the “Term”.

1.4 COMPENSATION AND BENEFITS.

1.4.1 Base Salary. In consideration of all of (i) the services rendered to Employer and Employer’s Affiliates hereunder by Executive, and (ii) Executive’s covenants hereunder, Employer shall, during the Term, pay Executive a salary at the annual rate of Four Hundred Fifty-Five Thousand Three Hundred Ninety-Nine Dollars ($455,399) (the “Base Salary”), payable in equal cash installments in accordance with Employer’s regular payroll practices, but no less frequently than monthly. The $455,399 annual Base Salary may be increased, but not decreased without the written consent of Executive, from time to time in the sole discretion of Employer and any such increased “Base Salary” shall thereafter constitute “Base Salary” for purposes of this Agreement, and may not thereafter be reduced without the written consent of Executive.

1.4.2 Incentive Compensation. During the Term, Executive shall, subject to the provisions of Section 4, continue to participate in any bonus or incentive plans of Employer, whether any such plan provides for awards in cash or securities, made available to other executives of Employer similarly situated to Executive, as such plan or plans may be modified from time to time, or such other similar plans for which Executive may become eligible and designated a participant.

1.4.3 Employee Benefits. Executive shall, subject to the provisions of Section 4, be eligible to participate in such employee benefits plans and programs of Employer (such as retirement, sick leave, vacation, group disability, health, life, and accident insurance) as may be in effect from time to time (and subject to the terms thereof) during the Term as are afforded to other similarly situated executives of BB&T.

If, during the Term, Executive becomes eligible for benefits under the Pension Plan and retires, Executive shall be eligible to participate in the same retiree health care program provided to other retiring employees of BB&T who are also retiring at the same time. During the Compensation Continuance Period, Executive shall be deemed to be an “active employee” of Employer for purposes of participating in BB&T’s health care plan and for purposes of satisfying any age and service requirements under BB&T’s retiree health care program. Thus, if Executive has not satisfied either the age or service requirement (or both) under BB&T’s retiree health care program at the time payment of Executive’s Termination Compensation begins, but satisfies the age or service requirement (or both) at the time such Termination Compensation payments end, Executive shall be deemed to have satisfied the age or service requirement (or both) for purposes of BB&T’s retiree health care program as of the date Executive’s Termination Compensation payments end. For purposes of satisfying any service requirement under BB&T’s retiree health care program, Executive shall be credited with one year of service for each Computation Period which begins and ends during the Compensation Continuance Period.

1.5 BUSINESS EXPENSES. Employer shall, upon receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and Employer’s reimbursement policies, reimburse Executive for all out-of-pocket business expenses reasonably incurred by Executive in connection with Executive’s employment hereunder.

1.6 TERMINATION. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon a date (the “Termination Date”) that is the earlier of (i) the expiration (as provided in Section 1.3) of the Term, or (ii) the occurrence of any of the following at the time set forth therefor:

1.6.1 Death. Executive’s employment and this Agreement shall automatically terminate upon Executive’s death.

1.6.2 Retirement. Executive’s employment shall terminate automatically upon Executive’s Retirement.

1.6.3 Disability. Immediately upon the reasonable determination by Employer that Executive shall have been unable to substantially perform the essential functions of Executive’s duties by reason of a physical or mental disability, with or without reasonable accommodation, for a period of twelve (12) consecutive months (“Disability”); provided that prior to any such termination for Disability, the Boards of Directors of Employer shall have given Executive at least thirty (30) days’ advance written notice of Employer’s intent to terminate Executive due to Disability, and Executive shall not have returned to full-time employment by the thirtieth (30th) day after such notice (termination pursuant to this Section 1.6.3 being referred to herein as termination for Disability).

1.6.4 Voluntary Termination. Immediately upon the date specified in Executive’s written notice to Employer’s Boards of Directors of Executive’s voluntary termination of employment; provided, however, that Employer may accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.4 being referred to herein as “Voluntary Termination”).

1.6.5 Termination for Just Cause. Immediately following notice of termination for “Just Cause” (as defined below), specifying such Just Cause, given by Employer’s Boards of Directors (termination pursuant to this Section 1.6.5 being referred to herein as termination for “Just Cause”). “Just Cause” shall mean and be limited to any one or more of the following: Executive’s personal dishonesty; gross incompetence; willful misconduct; breach of a fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; conviction of a felony or of a misdemeanor involving moral turpitude; unethical business practices in connection with Employer’s business; misappropriation of Employer’s or their Affiliates’ assets (determined on a reasonable basis) or material breach of any other provision of this Agreement; provided, that Executive has received written notice from Employer of such material breach and such breach remains uncured for a period of thirty (30) days after the delivery of such notice. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without a reasonable belief that Executive’s action or omission was in the best interests of Employer.

1.6.6 Termination Without Just Cause. Immediately upon the date specified in a written notice of termination without Just Cause from Employer’s Boards of Directors to Executive (termination pursuant to this Section 1.6.6 being referred to herein as termination “Without Just Cause”).

1.6.7 Good Reason Termination. Subject to the following, thirty (30) days following the written notice by Executive to Employer’s Boards of Directors described in this Section 1.6.7; provided, however, that during any such thirty (30) day period, Employer may suspend, with no reduction in pay or benefits, Executive from Executive’s duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of Employer and Employer’s Affiliates) (termination pursuant to this Section 1.6.7 being referred to herein as “Good Reason Termination”). For purposes of this Section 1.6.7, a Good Reason Termination shall occur when Executive provides written notice to Employer’s Boards of Directors of termination for “Good Reason”, which, as used herein, shall mean the occurrence of any of the following events without Executive’s express written consent:

(i)	the assignment to Executive of duties inconsistent with the position and status of a Senior Executive Vice President of Employer; or

(ii)	a reduction by Employer in Executive’s annual Base Salary as then in effect; or

(iii)	the exclusion of Executive from participation in Employer’s employee benefit plans (in which Executive meets the participation eligibility requirements) in effect as of, or adopted or implemented on or after, the Effective Date, as the same may be improved or enhanced from time to time during the Term; or

(iv)	any purported termination of the employment of Executive by Employer which is not effected in accordance with this Agreement;

provided, however, that an event shall not constitute Good Reason unless, within ninety (90) days of the initial existence of an event, Executive gives Employer at least thirty (30) days’ prior written notice of such event setting forth a description of the circumstances constituting Good Reason and Employer fails to cure such within the thirty- (30-) day period following Employer’s receipt of such written notice.

1.6.8 No Other Remedies. Termination pursuant to this Agreement shall be in limitation of and with prejudice to any other right or remedy to which Executive may otherwise be entitled at law or in equity against Employer, its affiliates, and its agents, shareholders, employees, officers and directors.

1.6.9 Notice of Termination. A termination of Executive’s employment by Employer or Executive for any reason other than death shall be communicated by a written notice to the other parties, which written notice shall specify the effective date of termination.

1.7 TERMINATION COMPENSATION AND POST-TERMINATION BENEFITS.

1.7.1 Expiration of Term, Retirement, Voluntary Termination, Termination for Just Cause, or Termination for Death. In the case of termination of Executive’s employment hereunder due to the expiration of the Term in accordance with Section 1.6(i) above, or Executive’s death in accordance with Section 1.6.1 above, or Executive’s Retirement in accordance with Section 1.6.2 above, or Executive’s Voluntary Termination of employment hereunder in accordance with Section 1.6.4 above, or a termination of Executive’s employment hereunder for Just Cause in accordance with Section 1.6.5 above, (i) Executive shall not be entitled to receive payment of, and Employer shall have no obligation to pay, any severance or similar compensation attributable to such termination (including, without limitation, Termination Compensation), other than Base Salary earned but unpaid; any bonuses and incentive compensation for the preceding year that was previously earned by Executive but unpaid on the Termination Date; accrued but unused vacation to the extent allowed by BB&T’s vacation pay policy; vested benefits under any Employer sponsored employee benefit plan; and any unreimbursed business expenses pursuant to Section 1.5 hereof incurred by Executive as of the Termination Date; (ii) Employer’s other obligations under this Agreement shall immediately cease; and (iii) except for termination as a result of Executive’s death, Executive agrees to comply with Executive’s Section 2 covenants (including, without limitation, compliance with the noncompetition and nonsolicitation covenants of Section 2) for a one (1) year period following Executive’s Termination Date.

1.7.2 Termination for Disability. In the case of a termination of Executive’s employment hereunder for Disability in accordance with Section 1.6.3 above, during the first twelve (12) consecutive months of the period of Executive’s Disability, Executive shall continue to earn all compensation (including bonuses and incentive compensation) to which Executive would have been entitled if Executive had not been disabled, such compensation to be paid at the time, in the amount, and in the manner provided in Section 1.4, inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. Thereafter, Executive shall receive only compensation to which Executive is entitled under any applicable disability insurance plan of Employer; and Executive shall have no right to receive any other compensation (such as Termination Compensation) or other benefits upon or after Executive’s Termination Date. In the event a dispute arises between Executive and Employer concerning Executive’s Disability or ability to continue or return to the performance of his duties as aforesaid, Executive shall submit, at the expense of Employer, to examination of a competent physician mutually agreeable to the parties, and such physician’s opinion as to Executive’s capability to so perform shall be final and binding upon Employer and Executive.

1.7.3 Termination Without Just Cause. In the case of a termination of Executive’s employment hereunder Without Just Cause in accordance with Section 1.6.6, Executive shall be entitled to the following in lieu of any other compensation or benefits (under Section 1.4 of this Agreement or otherwise) from Employer:

(i)	Executive shall receive Termination Compensation each month during the Compensation Continuance Period, subject, however, to Executive’s compliance with Executive’s Section 2 covenants (including, without limitation, compliance with the noncompetition and nonsolicitation covenants of Section 2) for a one (1) year period following Executive’s Termination Date.

(ii)	Employer shall use their best efforts to accelerate vesting of any unvested benefits of Executive under any employee stock-based or other benefit plan or arrangement to the extent permitted by Code Section 409A or other applicable law and the terms of such plan or arrangement.

(iii)	Employer shall make available to Executive, at Employer’s cost, outplacement services by such entity or person as shall be designated by Employer, with the cost to Employer of such outplacement services not to exceed Twenty Thousand Dollars ($20,000).

(iv)	During the Compensation Continuance Period, Executive shall either continue to participate (treating Executive as an “active employee” of Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of Employer generally are eligible, on the same terms as were in effect prior to Executive’s Termination Date, or, to the extent such participation is not permitted by any group plan insurer, under comparable individual plans and coverage (to the extent commercially available).

The Termination Compensation and other benefits provided for in this Section 1.7.3 shall be paid by Employer in accordance with the standard payroll practices and procedures in effect prior to Executive’s Termination Date. If Executive breaches Executive’s obligations under Section 1.7.3 or Section 2 of this Agreement, Executive shall not be entitled to receive any further Termination Compensation or benefits pursuant to this Section 1.7.3 from and after the date of such breach.

1.7.4 Good Reason Termination. A Good Reason Termination under Section 1.6.7 shall entitle Executive to the following in lieu of any other compensation or benefits (under Section 1.4 of this Agreement or otherwise) from Employer:

(i)	Executive shall receive Termination Compensation each month during the Compensation Continuance Period, subject, however, to Executive’s compliance with his Section 2 covenants (including, without limitation, compliance with the noncompetition and nonsolicitation provisions of Section 2) for a one (1) year period following Executive’s Termination Date.

(ii)	Employer shall use their best efforts to accelerate vesting of any unvested benefits of Executive under any employee stock-based or other benefit plan or arrangement to the extent permitted by Code Section 409A or other applicable law and the terms of such plan or arrangement.

(iii)	Employer shall make available to Executive, at Employer’s cost, outplacement services by such entity or person as shall be designated by Employer, with the cost to Employer of such outplacement services not to exceed Twenty Thousand Dollars ($20,000).

(iv)	During the Compensation Continuance Period, Executive shall either continue to participate (treating Executive as an “active employee” of Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of Employer generally are eligible, on the same terms as were in effect prior to Executive’s Termination Date, or, to the extent such participation is not permitted by any group plan insurer, under comparable individual plans and coverage (to the extent commercially available).

The Termination Compensation and other benefits provided for in this Section 1.7.4 shall be paid by Employer in accordance with the standard payroll practices and procedures in effect prior to Executive’s Termination Date. If Executive breaches Executive’s obligations under Section 1.7.4 or Section 2 of this Agreement, Executive shall not be entitled to receive any further Termination Compensation or benefits pursuant to this Section 1.7.4 from and after the date of such breach.

1.7.5 Change of Control. If the employment of Executive is terminated for any reason other than Just Cause or on account of Executive’s death, regardless of whether Employer or Executive initiates such termination, within twelve (12) months after a Change of Control (or, if later, within ninety (90) days after a MOE Revocation), Executive shall be entitled to the following Termination Compensation and benefits in lieu of any other compensation or benefits (under Section 1.4 of this Agreement or otherwise) from Employer:

(i)	Executive shall receive Termination Compensation each month during the Compensation Continuance Period.

(ii)	Employer shall use their best efforts to accelerate vesting of any unvested benefits of Executive under any employee stock-based or other benefit plan or arrangement to the extent permitted by Code Section 409A or other applicable law and the term of such plan or arrangement.

(iii)	Employer shall make available to Executive, at Employer’s cost, outplacement services by such entity or person as shall be designated by Employer, with the cost to Employer of such outplacement services not to exceed Twenty Thousand Dollars ($20,000).

(iv)

During the Compensation Continuance Period, Executive shall either continue to participate (treating Executive as an “active employee” of Employer for this purpose) in the same group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group employee benefit plan or program for which officers of Employer generally are eligible on the same terms as were in effect either (A) at his Termination Date, or (B) if such plans and programs in effect prior to the Change of Control or prior to the MOE Revocation were, considered together as a whole, materially more generous to the officers of Employer, than at the date of the Change of Control or at the date of the MOE Revocation, as the case may be; or, to the extent such participation is not permitted by any group plan insurer, under comparable individual plans and coverage (to the extent commercially available).

The Termination Compensation and other benefits provided for in this Section 1.7.5 shall be paid by Employer in accordance with the standard payroll practices and procedures in effect prior to Executive’s Termination Date, a Change of Control or MOE Revocation, as appropriate. If Executive incurs a termination of employment pursuant to this Section 1.7.5, Executive shall be subject to all of the provisions of Section 2 other than the noncompetition and nonsolicitation provisions thereof. If Executive breaches Executive’s obligations under Section 2 of this Agreement, exclusive of the noncompetition and nonsolicitation provisions thereof, Executive shall not be entitled to receive any further Termination Compensation or benefits pursuant to this Section 1.7.5 from and after the date of such breach.

Should the circumstances of the termination of the employment of Executive result in application of both Section 1.7.3 or Section 1.7.4 and this Section 1.7.5, this Section 1.7.5 shall be deemed to apply and control.

1.7.6 No Termination of Continuing Obligations. Termination of Executive’s employment relationship with Employer in accordance with the applicable provisions of this Agreement does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Executive’s obligations under Section 2; provided, however, that the noncompetition and nonsolicitation provisions of Section 2.1 shall be inapplicable upon Executive’s Termination Date if Executive’s employment is terminated pursuant to Section 1.7.5. Any provision of this Agreement which by its terms obligates Employer to make payments subsequent to termination of Executive’s Employment Term shall survive any such termination.

1.7.7 SERP. Executive is a participant in the BB&T Corporation Non-Qualified Defined Benefit Plan (the “SERP”). The SERP was formerly known as the Branch Banking and Trust Company Supplemental Executive Retirement Plan. The SERP is a non-qualified, unfunded supplemental retirement plan which provides benefits to or on behalf of selected key management employees. The benefits provided under the SERP supplement the retirement and survivor benefits payable from the Pension Plan. Except in the event the employment of Executive is terminated by the Employer or BB&T for Just Cause and except in the event Executive terminates Executive’s employment for any reason other than Good Reason and such termination does not occur within twelve (12) months after a Change of Control (or, if later, within ninety (90) days after a MOE Revocation), the following special provisions shall apply for purposes of this Agreement:

(i)	The provisions of the SERP shall be and hereby are incorporated in this Agreement. The SERP, as applied to Executive, may not be terminated, modified or amended without the express written consent of Executive. Thus, any amendment or modification to the SERP or the termination of the SERP shall be ineffective as to Executive unless Executive consents in writing to such termination, modification or amendment. The Supplemental Pension Benefit (as defined in the SERP) of Executive shall not be adversely affected because of any modification, amendment or termination of the SERP. In the event of any conflict between the terms of this Section 1.7.7(i) and the SERP, the provisions of this Section 1.7.7(i) shall prevail. Executive hereby agrees and consents to Employer’s amendment of the SERP to comply with Section 409A.

2.	ADDITIONAL COVENANTS OF EXECUTIVE.

2.1 NONCOMPETITION. Executive acknowledges and agrees that the duties and responsibilities to be performed by Executive under this Agreement are of a special and unusual character which have a unique value to Employer and their Affiliates, the loss of which cannot be adequately compensated by damages in any action in law. As a consequence of his unique position as Senior Executive Vice President of Employer, Executive also acknowledges and agrees that Executive will have broad access to Confidential Information, that Confidential Information will in fact be developed by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, and that the Confidential Information furnishes a competitive advantage in many situations and constitutes, separately and in the aggregate, valuable, special and unique assets of Employer and their Affiliates. Executive further acknowledges and agrees that the unique and proprietary knowledge and information possessed by, or which will be disclosed to, or developed by, Executive in the course of Executive’s employment will be such that Executive’s breach of the covenants contained in this Section 2.1 would immeasurably and irreparably damage Employer and their Affiliates regardless of where in the Restricted Area the activities constituting such breach were to occur. Thus, Executive acknowledges and agrees that it is both reasonable and necessary for the covenants in this Section 2.1 to apply to Executive’s activities throughout the Restricted Area. In recognition of the special and unusual character of the duties and responsibilities of Executive under this Agreement and as a material inducement to Employer to continue to employ Executive in this special and unique capacity, Executive covenants and agrees that, to the extent and subject to the limitations provided in this Section 2 (whichever portion may be applicable), including the limitation on the duration of the covenants therein contained, during the Term and upon termination of Executive’s employment for any reason, or upon the expiration of the Term, Executive shall not, on Executive’s own account or as an employee, associate, consultant, partner, agent, principal, contractor, owner, officer, director, member, manager or stockholder of any other Person who is engaged in the Business (collectively, the “Restricted Persons”), directly or indirectly, alone, for, or in combination with any one or more Restricted Persons, in one or a series of transactions:

(i) serve in any capacity of any Person who is engaged in the Business in any state in the Restricted Area and who is a direct competitor of Employer or of any Affiliate of Employer who is also engaged in the Business;

(ii) provide consultative services to any Person who is engaged in the Business in any state in the Restricted Area and who is a direct competitor of Employer or of any Affiliate of Employer who is also engaged in the Business;

(iii) call upon any of the depositors, customers or clients of Employer (or of any Affiliate who is also engaged in the Business) who were such at any time during the twelve-month period ending on the Termination Date whose needs Executive gained information about during Executive’s employment with Employer for the purpose of soliciting or providing any product or service similar to that provided by Employer or their Affiliates;

(iv) solicit, divert, or take away, or attempt to solicit, divert or take away any of the depositors, customers or clients of Employer (or of any Affiliate who is also engaged in the Business) who were such at any time during the twelve-month period ending on the Termination Date whose needs Executive gained information about during Executive’s employment with Employer; or

(v) induce or attempt to induce any employee of Employer or their Affiliates to terminate employment with Employer or their Affiliates.

Nothing in this Section 2.1 shall be read to prohibit an investment described in the last sentence of Section 1.2.

2.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; NON-DISPARAGEMENT. During the Term and at any time thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Executive shall not, without the written consent of the Boards of Directors of Employer, or a person authorized thereby, communicate, furnish, divulge or disclose to any Person, other than an employee of Employer or an Affiliate thereof, or a Person to whom communication or disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee of Employer, any Confidential Information obtained by Executive while in the employ of Employer or any Affiliate, unless and until such information has become a matter of public knowledge at the time of such disclosure. Executive shall use Executive’s best efforts to prevent the removal of any Confidential Information from the premises of Employer or any of their Affiliates, except as required in connection with the performance of Executive’s duties as an employee of Employer. Executive acknowledges and agrees that (i) all Confidential Information (whether now or hereafter existing) conceived, discovered or developed by Executive during the Term belongs exclusively to Employer and not to him; (ii) that Confidential Information is intended to provide rights to Employer in addition to, not in lieu of, those rights Employer and their Affiliates have under the common law and applicable statutes for the protection of trade secrets and confidential information; and (iii) that Confidential Information includes information and materials that may not be explicitly identified or marked as confidential or proprietary. In addition, during the Term and at any time thereafter, Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding Employer or any of their Affiliates, or their officers, directors, employees, partners, or agents. Executive shall not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding Employer or any of their Affiliates or their officers, directors, employees, partners, or agents.

2.3 USE OF UNAUTHORIZED SOFTWARE. During the Term, Executive shall not knowingly load any unauthorized software into Executive’s computer (whether personal or owned by Employer). Executive may request that Employer purchase, register and install certain software or other digital intellectual property, but Executive may not copy or install such software or intellectual property himself. Executive acknowledges that certain software and digital intellectual property is Confidential Information of Employer and Executive agrees, in accordance with Section 2.2, to keep such software and intellectual property confidential and not to use it except in furtherance of Employer’s Business or the operations of Employer or its Affiliates.

2.4 REMOVAL OF MATERIALS. During the Term and at any time thereafter, and except as may be required or deemed necessary or appropriate in connection with the performance by Executive of Executive’s duties as an employee of Employer, Executive shall not copy, dispose of or remove from Employer or their Affiliates any depositor, customer or client lists, software, computer programs or other digital intellectual property, books, records, forms, data, manuals, handbooks or any other papers or writings relating to the Business or the operations of Employer or their Affiliates.

2.5 WORK PRODUCT. Employer alone shall be entitled to all benefits, profits and results arising from or incidental to Executive’s Work Product (as defined in this section 2.5). To the greatest extent possible, any work product, property, data, documentation, inventions or information or materials prepared, conceived, discovered, developed or created by Executive in connection with performing Executive’s responsibilities during the Term (“Work Product”) shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A.§ 101 et seq., as amended, and owned exclusively by Employer. Executive hereby unconditionally and irrevocably transfers and assigns to Employer all intellectual property or other rights, title and interest Executive may currently have (or in the future may have) by operation of law or otherwise in or to any Work Product. Executive agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which may reasonably be necessary or appropriate to vest complete title and ownership of any Work Product and all associated rights exclusively in Employer. Employer shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Executive, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Executive hereby waives the “moral rights” of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Executive may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Executive shall not be entitled to any compensation in addition to that provided for in this Agreement for any exercise by Employer of its rights set forth in this Section 2.5. In the event any Work Product qualifies for protection under the United States Patent Act, 35 U.S.C. § 1 et. seq., as amended, and Executive agrees to bear the cost of seeking a patent from the U.S. Patent Office, Employer agrees, upon the issuance of such patent and upon receipt from Executive of reimbursement of all costs and expenses related to obtaining such patent, to assign the patent to Executive. Executive hereby grants to Employer a royalty-free, perpetual, irrevocable license to any such patent obtained by Executive in accordance with the preceding sentence.

2.6 INTERPRETATION; REMEDIES. Consistent with Section 3.8 of this Agreement, the covenants contained in this Section 2 (the “Covenants”) shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law and each of the Covenants is severable and independently enforceable without reference to the enforceability of any other Covenants. Further, if any provision of the Covenants or of this Section 2 is held by a court of competent jurisdiction to be overbroad as written, Executive specifically agrees that the court should modify such provision in order to make it enforceable, and that a court should view each such provision as severable and enforce those severable provisions deemed reasonable by such court. Executive agrees that the restraints imposed by this Section 2 are fair and necessary to prevent Executive from unfairly taking advantage of contacts established, nurtured, serviced, enhanced or promoted and knowledge gained during Executive’s employment with Employer and their Affiliates, and are necessary for the reasonable and proper protection of Employer and their Affiliates and that each and every one of the restraints is reasonable with respect to the activities prohibited, the duration thereof, the Restricted Area, the scope thereof, and the effect thereof on Executive and the general public. Executive acknowledges that the Covenants will not cause an undue burden on Executive. Executive further acknowledges that violation of any one or more of the Covenants would immeasurably and irreparably damage Employer and their Affiliates, and, accordingly, Executive agrees that for any violation or threatened violation of any of such Covenants, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise (including, without limitation, the recovery of damages from Executive), be entitled to specific performance and an injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation or threatened violation of the Covenants. Executive hereby consents to the issuance of such injunction and agrees to submit to the equitable jurisdiction of any court of competent jurisdiction, without reference to whether Executive resides or does business in that jurisdiction at the time such injunction is sought or entered.

2.7 NOTICE OF COVENANTS. Executive agrees that prior to accepting employment with any other Person during the Term or during the two-year period following the termination of his employment with Employer, Executive shall provide Employer with written notice of his intent to accept such employment, which notice shall include the name of the prospective employer, the business engaged in or to be engaged in by the prospective employer, and the position Executive intends to accept with the prospective employer. In addition, Executive shall provide such prospective employer with written notice of the existence of this Agreement and the Covenants.

3.	MISCELLANEOUS.

3.1 NOTICES. All notices, requests, and other communications to any party under this Agreement must be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at his, her or its address or telefacsimile number set forth below or at such other address or telefacsimile number as such party may hereafter specify for the purpose of giving notice to the other party:

If to the Executive, to:

If to the Employer, to:

BB&T Corporation

Branch Banking and Trust Company

200 West Second Street

Winston-Salem, NC 27101

Facsimile: (336) 733-2189

Attention: General Counsel

Each such notice, request, demand or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 3.1. Delivery of any notice, request, demand or other communication by telefacsimile shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

3.2 ENTIRE AGREEMENT. This Agreement expresses the whole and entire agreement between the parties with reference to the employment and service of Executive and supersedes and replaces any prior employment agreements (including, without limitation, the Predecessor Agreement), understandings or arrangements (whether written or oral) among Employer and Executive. Without limiting the foregoing, Executive agrees that this Agreement satisfies any rights Executive may have had under any prior agreement or understanding (including, without limitation, the Predecessor Agreement) with Employer with respect to Executive’s employment by Employer.

3.3 WAIVER; MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 3.3 may not be waived except as herein set forth.

3.4 AMENDMENT. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

3.5 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Employer’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

3.6 NO ASSIGNMENT; BINDING EFFECT; NO ATTACHMENT. This Agreement and the obligations undertaken herein shall be binding upon and shall inure to the benefit of any successors or assigns of Employer, and shall be binding upon and inure to the benefit of Executive’s heirs, executors, administrators, and legal representatives. Executive shall not be entitled to assign or delegate any of Executive’s obligations or rights under this Agreement; provided, however, that nothing in this Section 3.6 shall preclude Executive from designating a beneficiary to receive any benefit payable under this Agreement upon Executive’s death. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

3.7 HEADINGS. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

3.8 SEVERABILITY. Employer and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Employer and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

3.9 GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of North Carolina without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of North Carolina shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina, and by execution and delivery of this Agreement, Executive and Employer irrevocably consent to the exclusive jurisdiction of those courts and Executive hereby submits to personal jurisdiction in the State of North Carolina. Executive and Employer irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. Executive and Employer acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

3.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.11 WITHHOLDING. Employer shall deduct and withhold all federal, state, local and employment taxes and any other similar sums required by applicable law, or in accordance with the applicable provisions of Employer’s employee benefit plans, to be withheld from any payments made pursuant to the terms of this Agreement.

3.12 DEFINITIONS. Wherever used in this Agreement, including, but not limited to, the Recitals, the following terms shall have the meanings set forth below (unless otherwise indicated by the context) and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):

a. “Affiliate” means a Person or person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person or person.

b. “Business” means the banking business, which business includes, but is not limited to, the consumer, savings, and commercial banking business; the trust business; the savings and loan business; and the mortgage banking business.

c. “Change of Control” the earliest of the following dates:

(i)	the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its Affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of BB&T representing twenty percent (20%) or more of the combined voting power of BB&T’s then outstanding voting securities (excluding the acquisition of securities of BB&T by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by BB&T); or

(ii)

the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the Term constitute BB&T’s Board of Directors, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period (“Continuing Directors”), cease for any reason during such two-year period to constitute at least two-thirds ( 2/3) of the members of such Board of Directors; or

(iii)	the date the shareholders of BB&T approve a merger, share exchange or consolidation of BB&T with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of BB&T outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) at least sixty percent (60%) of the combined voting power of the voting securities of BB&T or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(iv)	the date the shareholders of BB&T approve a plan of complete liquidation or winding-up of BB&T or an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets; or

(v)	the date of any event (other than a “merger of equals” as hereinafter described in this Section 3.12.c) which BB&T’s Board of Directors determines should constitute a Change of Control.

Notwithstanding the foregoing, the term “Change of Control” shall not include any event which the Board of Directors of BB&T (or, if the event described in clause (ii) above has occurred, a majority of the Continuing Directors), prior to the occurrence of such event, specifically determines, for the purpose of this Agreement or employment agreements with other executives that contain substantially similar provisions, is a “merger of equals” (regardless of the form of the transaction), unless a majority of the Continuing Directors revokes such specific determination within one year after occurrence of the event that otherwise would constitute a Change in Control (a “MOE Revocation”). The parties to this Agreement agree that any determination concerning whether a transaction is a “merger of equals” shall be solely within the discretion of the Board of Directors of BB&T or a majority of the Continuing Directors, as the case may be.

d. “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

e. “Commencement Month” means the first day of the calendar month next following the month in which Executive’s Termination Date occurs.

f. “Compensation Continuance Period” means the time period commencing with the Commencement Month and ending on the earlier of (1) or (2), where (1) is the first day of the month in which the Employee attains age sixty-five (65), and (2) is the date that coincides with the expiration of the thirty-six (36) consecutive month period which began with the Commencement Month or, if the Term had previously been fixed by the Employee to a definite three- (3-) year period, the expiration of the remaining period in such fixed Term.

g. “Computation Period” means the twelve (12) consecutive month period beginning with the Commencement Month and, thereafter, beginning with each annual anniversary of the Commencement Month.

h. “Confidential Information” means all non-public information that has been created, discovered, obtained, developed or otherwise become known to Employer or their Affiliates other than through public sources, including, but not limited to, all competitively-sensitive information, all inventions, processes, data, computer programs, software, databases, know-how, digital intellectual property, marketing plans, business and sales plans and strategies, training programs and procedures, acquisition prospects, customer lists, diagrams and charts and similar items, depositor lists, clients lists, credit information, budgets, projections, new products, information covered by the Trade Secrets Protection Act, N.C. Gen. Stat., Chapter 66, §§152 to 162, and other information owned by the Employer or their Affiliates which is not public information.

i. “Excise Tax” means the excise tax on excess parachute payments under Section 4999 of the Code (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax.

j. “Pension Plan” means the BB&T Corporation Pension Plan, a tax qualified defined benefit pension plan, as the same may either be amended from time to time or terminated

k. “Person” means any individual, person, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

l. “Restricted Area” means the continental United States.

m. “Retirement” and “retires” means voluntary termination by Executive of Executive’s employment with Employer upon satisfaction of the requirements for early retirement or normal retirement under the Pension Plan.

n. “Termination Compensation” means a monthly cash amount equal to one-twelfth ( 1/12th) of the highest amount of the annual cash compensation (including cash bonuses and other cash-based compensation, including for these purposes amounts earned or payable whether or not deferred) received by Executive during any one of the three (3) calendar years immediately preceding the calendar year in which Executive’s Termination Date occurs; provided, that if the cash compensation received by Executive during the Termination Year exceeds the highest amount of the annual cash compensation received by Executive during any one of the immediately preceding three (3) consecutive calendar years, the cash compensation received by Executive during the Termination Year shall be deemed to be Executive’s highest amount of annual cash compensation. In no event shall Executive’s Termination Compensation include equity-based compensation (e.g., income realized as a result of Executive’s exercise of non-qualified stock options or other stock based benefits).

o. “Termination Date” means the date Executive’s employment with Employer is terminated, and which termination is a “separation from service” within the meaning of Section 409A.

p. “Termination Year” means the calendar year in which Executive’s Termination Date occurs.

3.13 CODE SECTION 409A.

a. In General. To the extent applicable, the parties hereto intend that this Agreement comply with Section 409A of the Code and all regulations, guidance, or other interpretative authority thereunder (“Section 409A”) or an exemption or exclusion therefrom. The parties hereby agree that this Agreement shall be construed in a manner to comply with Section 409A and that should any provision be found not in compliance with Section 409A, the parties are hereby contractually obligated to execute any and all amendments to this Agreement deemed necessary and required by legal counsel for Employer to achieve compliance with Section 409A. By execution and delivery of this Agreement, Executive irrevocably waives any objections Executive may have to the amendments required by Section 409A.

b. Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if at the time of Executive’s “separation from service” (as defined in Section 409A) Executive is a “specified employee” (within the meaning of Section 409A and the Company’s specified employee identification policy) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by Executive’s separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to Executive shall not be paid or provided to Executive during the six- (6-) month period following Executive’s separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s separation from service; (ii) any amounts payable to Executive after the expiration of such six- (6-) month period shall continue to be paid to Executive in accordance with the terms of the Employment Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), Executive shall pay for such benefits from his Termination Date until the first day of the seventh month following the month of Executive’s separation from service, at which time the Company shall reimburse Executive for such payments. If Executive dies during such six- (6-) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, only the amount of nonqualified deferred compensation equal to the number of whole months that Executive lived shall be paid in a lump sum to Executive’s estate or, if applicable, to Executive’s designated beneficiary within thirty (30) days after the date of Executive’s death.

c. Reimbursements and In-Kind Benefits. Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

d. Miscellaneous Section 409A Compliance. All payments to be made to Executive upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A) of Executive; and phrases in this Agreement such as “termination of employment,” “Executive’s termination,” “terminated,” and similar phrases shall mean a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to Executive, or any portion thereof, shall be permitted.

3.14 ATTORNEYS’ FEES. In the event any dispute shall arise between Executive and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Executive to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceeding or action, if Executive shall prevail in any action initiated by Executive or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within ten (10) days of Executive’s furnishing to Employer written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by Executive. Any such request for reimbursement by Executive shall be made no more frequently than at sixty (60) day intervals.

3.15 JOINT AND SEVERAL OBLIGATIONS. To the extent permitted by applicable law, all obligations of the Employer under this Agreement shall be joint and several.

3.16 NO EXCISE TAX. Anything in this Agreement to the contrary notwithstanding, Executive and Employer agree that in no event shall the present value of all payments, distributions and benefits provided (including, without limitation, the acceleration of exercisability of any stock option) to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise which constitute a “parachute payment” when aggregated with other payments, distributions, and benefits which constitute “parachute payments,” exceed two hundred ninety-nine percent (299%) of Executive’s “base amount.” As used herein, “parachute payment” has the meaning ascribed to it in Section 280G(b)(2) of the Code, without regard to Code Section 280G(b)(2)(A)(ii); and “base amount” has the meaning ascribed to it in Code Section 280G and the regulations thereunder as modified by EESA and Treasury guidance under Section 111 of EESA such that references to “change in ownership or control” are treated as references to an “applicable severance from employment.” If the “present value”, as defined in Code Sections 280G(d)(4) and 1274(b)(2), of such aggregate “parachute payments” exceeds the 299% limitation set forth herein, such payments, distributions and benefits shall be reduced by Employer in accordance with the order of priority set forth below so that such reduced amount will result in no portion of the payments, distributions and benefits being subject to Excise Tax. All calculations required to be made under this Section 3.16 shall be made by any nationally recognized accounting firm which is BB&T’s outside auditor immediately prior to the event triggering the payment(s), distribution(s) and benefit(s) described above (the “Accounting Firm”). BB&T shall cause the Accounting Firm to provide detailed supporting calculations to BB&T and Executive. All fees and expenses of the Accounting Firm shall be borne solely by BB&T. Such payments, distributions and benefits will be reduced by Employer in accordance with the following order of priority: (i) first, “Full Credit Payments” (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the reduction will be the first payment to be reduced until such payment is reduced to zero, and then the payment owed on the next latest date following occurrence of the event triggering the reduction will be the second payment to be reduced until such payment is equal to zero, and so forth, until all such Full Credit Payments have been reduced to zero, and (ii) second, “Partial Credit Payments” (as defined below) will be reduced in reverse chronological order in the same manner as “Full Credit Payments” are reduced. “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar ($1.00) reduces the amount of a “parachute payment” by one dollar ($1.00). “Partial Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar ($1.00) reduces the amount of a parachute payment by an amount that is less than one dollar ($1.00). For clarification purposes only, a “Partial Credit Payment” would include a stock option as to which vesting is accelerated upon an event that triggers the reduction, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.

3.17 RECITALS. The Recitals to this Agreement are a part of this Agreement.

4.	TARP CPP RESTRICTIONS.

Notwithstanding any provision of this Agreement to the contrary, for so long as Employer is a participant in the CPP, and for so long as and to the extent the CPP imposes compensation limitations on employees that include Executive, the following provisions shall apply:

4.1 GENERAL RESTRICTIONS

4.1.1 No Golden Parachute Payments. Employer and their Affiliates are prohibited from making any “golden parachute payment” (within the meaning of Section 111(b)(2)(C) of EESA) to Executive during any “CPP Covered Period”. As used in this Agreement, the term “CPP Covered Period” is any period during which (A) Executive is a “senior executive officer” (within the meaning of Section 111(b)(3) of EESA), and (B) Treasury holds any equity or debt acquired from Employer in the CPP. Executive acknowledges the foregoing and agrees that any compensation payable, whether under the Benefit Plans (as defined in Section 4.1.3 below) or otherwise, that would constitute a “golden parachute payment” shall be reduced to the minimum extent necessary so that such compensation does not violate such “golden parachute payment” prohibition.

4.1.2 Recovery of Bonus and Incentive Compensation. To the extent required by Section 111(b) of EESA, any bonus and incentive compensation paid to Executive during any CPP Covered Period is subject to recovery or “clawback” by Employer if such bonus and incentive compensation were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Executive acknowledges the foregoing and agrees to repay Employer any bonuses and incentive compensation paid to Executive that were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

4.1.3 Compensation Program Amendments. To the extent required by Section 111(b) of EESA, each of Employer’s and their Affiliates’ compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to which Executive is a participant or otherwise entitled to payments is hereby amended to the extent necessary to give effect to the provisions of Sections 4.1.1 and 4.1.2 above. In addition, Employer is required to review its Benefit Plans to ensure that such Benefit Plans do not encourage Executive and other senior executive officers of Employer to take unnecessary and excessive risks that threaten the value of Employer. To the extent any such review requires revisions to any Benefit Plan with respect to which Executive is a participant, Executive and Employer agree that Employer shall make, without additional consent or approval of Executive, such changes promptly and in good faith.

4.2 AGREEMENT TO SIGN WAIVER AND RELEASE. Upon Employer’s request, Executive agrees to execute and deliver all waivers and releases required by Treasury relating to TARP, CPP, and Employer’s participation in the CPP, including, without limitation, waivers and releases that release Treasury from any claims that Executive may otherwise have as a result of Treasury’s issuance of regulations that modify or eliminate provisions and terms of Employer’s employee benefit plans, arrangements and agreements (including, without limitation, the Benefit Plans) in which Executive participates or otherwise receives, or is or will be entitled to receive, benefits.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date, but on the actual dates indicated below.

BB&T CORPORATION		BRANCH BANKING AND TRUST COMPANY

By:	/s/ Robert E. Greene	By:	/s/ Robert E. Greene
Name:	Robert E. Greene	Name:	Robert E. Greene
Title:	Senior Executive Vice President	Title:	President

Date:	11/13/08	Date:	11/13/08

CHARLES LEON WILSON, III

/s/ Charles Leon Wilson III
Signature

		Date:	11/13/08